As filed with the Securities and Exchange Commission May 22, 2001
File No. ___________________


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM SB-2
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                        Cach Foods, Inc.
     (Exact name of registrant as specified in its charter)

            Nevada                          82-0505220
(State or Other Jurisdiction of            (IRS Employer
Incorporation or Organization)         Identification No.)

                          P.O. Box 4669
                    Pocatello, ID  83205-4669
(Address and telephone number of registrant's principal offices)

                       Cornelius A. Hofman
                   216 South Sixteenth Avenue
                       Pocatello ID 83201
                         (866) 922-8073
                       (866) 922-8074 fax

    (Name, address and telephone number of agent for service)

                           Copies to:
                    Cletha A. Walstrand, Esq.
                  Lehman Walstrand & Associates
                   8 East Broadway, Suite 620
                 Salt Lake City, UT  84111-2204
                         (801) 532-7858
                       (801) 363-1715 fax

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415
under the Securities Act of 1933, check the following box:   [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE

Title of each class  Amount to be    Proposed offering   Proposed maximum    Amount of
of securities to     registered      price per share     aggregate offering  registration
be registered                                            price               fee


Common Stock         250,000 shares  $0.50 per share     $125,000            $37.50

  The number of shares to be registered is estimated solely for the purpose of calculating the registration fee.

  Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS                       Subject to completion, May 22, 2001

                $75,000 Minimum/$125,000 Maximum
                        CACH FOODS, INC.
                          COMMON STOCK

     This is Cach's initial public offering. We are offering a minimum of 150,000 shares and a maximum of 250,000 shares of common stock. The public offering price is $0.50 per share. No public market currently exists for our shares.

     See "Risk Factors" beginning on page 2 for certain information you should consider before you purchase the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares are offered on a minimum/maximum, best efforts basis directly through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. The proceeds of the offering will be placed and held in an escrow account at Professional Escrow Services, located at 920 Deon Drive, Pocatello, Idaho, 83201, until a minimum of $75,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. We may terminate this offering prior to the expiration date.

               Price to Public   Commissions    Proceeds to Company

  Per Share        $0.50           $-0-            $0.50

  Minimum          $75,000         $-0-            $75,000
  Maximum          $125,000        $-0-            $125,000




     The date of this Prospectus is ________________, 2001.

                       PROSPECTUS SUMMARY

Summary of our company

     We formed as a Nevada corporation on May 4, 1998 originally as Llebpmac, Inc. We changed our name to Cach Foods, Inc. on November 1, 2000 with the intent to engage in the export and distribution of snack food products for resale in Asian markets. Initially, we will focus on selling a kettle style Idaho potato chip with the brand name Idaho Chips (TM). Our first target market will be Japanese convenience stores. If our Idaho Chips
(TM) are successful, we intend to increase the variety of snack foods we offer and expand to other Asian markets.

     We will be competing with a large number of other snack food merchandisers. The snack food industry is highly competitive with some very large snack food merchandisers like Frito-Lay, Inc., as well as a large number of smaller independent businesses that fill niches in the Japanese and other Asian markets. We also intend to focus on a small niche with our gourmet Idaho Chips (TM).

     We have not commenced operations and are considered a development stage company. These factors raise substantial doubts about our ability to continue as a going concern. We intend to use the proceeds from this offering to begin operations and implement our growth and marketing plan. We further intend to act as a wholesale merchandiser by sub contracting the actual manufacturing, packaging, distributing and selling of our snack food products in Asian markets.

     Our  principal executive offices and mailing address is  216
South  16th Avenue Pocatello ID 83201.  Our telephone  number  is
(866) 922-8073.

About our offering

     We are offering a minimum of 150,000 and a maximum of 250,000 shares of common stock. Upon completion of the offering, we will have 12,152,000 shares outstanding if we sell the minimum number of shares or 12,252,000 shares outstanding if we sell the maximum number of shares. We will use the offering proceeds over the next twelve months to implement our business plan and initiate operations, which will consist of the following:

	*   Purchase necessary equipment;
      *   Establish production and distribution relationships;
      *   Market and advertise our products; and
      *   Provide working capital for the next twelve to eighteeen months.

                          RISK FACTORS

     Investing in our stock is very risky and you should be able to bear a complete loss of your investment. Please read the following risk factors closely.

     We are a new business and our Management has very limited experience in marketing snack foods, making an investment in our company risky. It will be difficult for you to evaluate an investment in our stock since our operating history is limited to developing a business plan, contacting potential sub contractors, and establishing foreign contacts. With exception of one director, Brian Kramer, we have no experience marketing or selling snack foods. As a young company, we are especially vulnerable to the problems, delays, expenses and difficulties encountered by any company in the development stage. We cannot assure that we will ever be profitable. Since we have not proven the
essential  elements  of  profitable  operations,  you   will   be
furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

     If we do not raise money through this offering, it is unlikely we can commence operations. We have extremely limited assets and need the proceeds from this offering to commence operations. If we cannot raise at least the minimum in this offering within 90 days from the date of this prospectus we will have to seek other sources of funding. If no other source is available, we may be forced to abandon our business plan.

     We cannot assure the completion of the offering. The shares are offered on a minimum-maximum best efforts basis by our officers and directors. No individual or firm is committed to purchase or take down any of the shares. There is no assurance we will sell any portion of the shares. The offering will be open for 90 days from the date of this prospectus. We may in our discretion extend that time an additional 30 days if the minimum of $75,000 has not been reached. If we do not reach the minimum, we will promptly return your entire investment without interest. Anytime after the minimum is received prior to termination of the offering, the escrowed funds will be transmitted to us, shares will be issued, and no refunds will be made.

     Our independent auditor has expressed doubts about our ability to continue as a going concern. We are a development stage company as defined in Financial Accounting Standards Board Statement No. 7. We are devoting substantially all of our present efforts in establishing a new business. Our operations to date have been limited to defining our business plan, contacting potential sub contractors, and establishing foreign contacts. We also have a working capital deficit at March 31, 2001 of $37. These factors raise substantial doubt about our ability to continue as a going concern.

     We will depend upon independent suppliers to provide high quality potatoes at market prices. We have not entered into any contracts, but intend to sub contract with independent third parties to supply potatoes to selected manufacturers. Since we will not supply our own potatoes, we will be limited in our ability to ensure availability, price and quality. If availability becomes limited, we will have to find other suppliers, who may charge higher prices. In addition, we must also depend on these suppliers to monitor the quality of the potatoes used in Idaho Chips (TM). The suppliers, however, may not act in our best interest and deliver a substandard potato. This would affect the ultimate quality of our product, which in turn could have a material adverse affect on our sales and revenues.

     We will depend upon independent manufacturers to produce and package high quality kettle style potato chips. We have not entered into any contracts, but intend to sub contract with independent third parties to manufacturer and package kettle style potato chips under the Idaho Chips (TM) brand name. Since we will not manufacture and package our own potato chips, we will be limited in our ability to ensure constant availability, price and quality. If the availability of our manufacturers becomes limited, we will have to find other independent manufacturers, who may charge higher prices. In addition, we must also depend on these manufacturers to monitor the quality of the potato chip packaged as Idaho Chips (TM). The manufacturers, however, may not act in our best interest and manufacture and package substandard potato chips. This would affect the ultimate quality of our product and have a material adverse affect on our revenues.

     Our manufacturing costs are subject to fluctuations in the prices of potatoes and oil. Idaho Chips (TM) will consist of two major ingredients, potatoes and oil. Potatoes are widely available year-round, either freshly harvested or from storage during winter months. Different types of oils may be used in preparing Idaho Chips (TM). We will be dependent on suppliers to provide our manufacturers with products and ingredients in adequate supply and on a timely basis. Although we believe such products and ingredients are readily available, the failure of a supplier to meet delivery schedules could have a material adverse effect on our operations. In particular, the sudden scarcity, substantial price increase, or unavailability of product ingredients could have a materially adverse affect on our operations. There can be no assurance alternative ingredients would be available on commercially attractive terms, if at all.

     We will depend upon the sales efforts of independent importers and distributors. The success of our business will depend, in large part, upon the establishment of a strong distribution network of international importers and distributors. These importers and distributors will receive the Idaho Chips
(TM) directly from the manufacturer and deliver them to Japanese wholesale distributors or convenience stores. We will further depend on these importers and distributors to negotiate favorable shelf space and placement. There is no assurance we can establish a strong distribution network, if any. The subsequent loss of an established importer or distributor may have a material adverse affect on our operations since there is no assurance we could obtain alternative arrangements on satisfactory terms or in a timely manner.

     The market for salty snack foods, primarily potato chips, is large and intensely competitive. In order to successfully compete in the snack food industry, a company must capitalize on certain competitive factors, which are:

     *    product quality and taste;
     *    brand awareness and name recognition;
     *    access to shelf space;
     *    price;
     *    advertising and promotion;
     *    varieties offered;
     *    nutritional content; and
     *    product packaging and design.

     We expect to compete in the snack food industry by capitalizing on the name recognition of Idaho potatoes as well as product quality and taste. The snack food industry in Japan is primarily dominated by large companies such as Calbee, Proctor & Gamble, and Frito-Lay, Inc., which have substantially greater resources and sell brands more widely recognized than other companies. There are also numerous other actual and potential competitors that have greater resources than we do. While we believe our Idaho Chips (TM) will compete successfully by filling a niche in the market, there can be no assurance of the ability to do so.

     Successful marketing of Idaho Chips (TM) will depend on our ability to obtain adequate retail shelf space for product display. Food manufacturers and distributors generally incur additional costs in order to obtain additional shelf space. Whether or not we incur such costs will depend on a number of factors, including whether Asian markets charge such costs, demand for our products, relative availability of shelf space and general competitive conditions. There can be no assurance that we will not incur costs associated with shelf space or other promotional costs as a necessary condition for competing in particular markets or stores. Such costs may materially affect our financial performance.

     Consumer preferences for snack foods are continually changing and extremely difficult to predict. Initial success will depend on customer acceptance of Idaho Chips (TM). There can be no assurance Idaho Chips (TM) will achieve a significant degree of market acceptance, and if accepted, sustained for any significant period. There is no assurance that product life cycles will be sufficient to recover our start-up and other associated costs. In addition, there is no assurance we will succeed in developing products other than Idaho Chips (TM) or that such products will achieve market acceptance or generate meaningful revenue.

     As members of the snack food industry, we are subject to numerous risks outside our control. Profitability in the snack food industry is subject to numerous external risk factors such as:

    *    adverse changes in general business and economic conditions;
    * oversupply of certain snack food products at the wholesale and retail levels;
    *    seasonality of raw materials;
    *    products banned, limited or declared unhealthful;
    *    product tampering that requires a recall of certain products;
    *    decline in sales due to perceived health concerns; and
    *    changes in consumer tastes.

     We depend on our exclusive license to use the trademark of Idaho Chips (TM). We currently have an exclusive worldwide license to use the trademark of Idaho Chips (TM). If, by April 10, 2003, we do not generate a threshold amount of $500,000 in gross revenue, we will lose exclusivity under the license. If we generate the threshold amount, the agreement is automatically renewed for an additional 12-month period, and will be extended for each successive 12-month period if we generate gross revenue of $300,000 in the prior 12-month period. There is no assurance we will satisfy the terms of the license agreement. As a result, we could lose our exclusive right to use the trademark of Idaho Chips (TM), which could have a material adverse effect on our sales and revenues.

     As a distributor of packaged food we will be subject to national and international governmental regulation. The manufacturing, marketing, exporting, distribution and sale of Idaho Chips (TM) will be subject to various international, federal, state and local laws and regulations which govern production, sale, safety, advertising, labeling and ingredients. There is no assurance that we or our suppliers, manufacturers, importers and distributors will be able to comply with all such laws and regulations. New governmental laws and regulations may be introduced which could result in additional compliance costs, seizures, confiscation, recall or monetary fines. Any such regulation could inhibit or prevent the development, distribution and sale of Idaho Chips (TM) in the Japanese market causing a material adverse effect on our business, operating results and financial condition.

     As a wholesaler of food products we may be subjected to various product liability claims. Packaging, marketing and distributing food products has the inherent risk of product liability, recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of our product causes injury, illness or death. We could be required to recall certain of our products in the event of contamination or damage. We intend to carry product liability insurance on terms we deem acceptable, which may not fully cover loss or exposure for product liability. Any product liability claim not fully covered by insurance, as well as any adverse publicity from a product liability claim, could have a material adverse effect on our financial condition or results of operation. We are currently investigating the availability and terms of product liability insurance.

     We arbitrarily determined our offering price. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

     It is likely our stock will become subject to the Penny
Stock rules which impose significant restrictions on the Broker-
Dealers and may affect the resale of our stock.   A penny stock
is generally a stock that:

     - is not listed on a national securities exchange or Nasdaq;

     - is listed in "pink sheets" or on the NASD OTC Bulletin Board;

     - has a price per share of less than $5.00; and

     - is issued by a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

     - determination of the purchaser's investment suitability;

     - delivery of certain information and disclosures to the purchaser; and

     - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Due to the Penny stock rules, many broker-dealers will not effect transactions in penny stocks except on an unsolicited basis. In the event our common stock becomes subject to the penny stock trading rules,

     - such rules may materially limit or restrict the ability to resell our common stock, and

     - the liquidity typically associated with other publicly traded equity securities may not exist.

     Shares of stock that are eligible for sale by our stockholders may decrease the price of our stock. Upon completion of the offering and if we sell the minimum number of shares, we will have 12,152,000 shares outstanding with 150,000 of those shares freely tradable. If we sell the maximum number of shares, we will have 12,252,000 shares outstanding with 250,000 of those shares freely tradable. Regardless of the number of shares we sell, we will have 12,002,000 shares that are restricted but may be sold under Rule 144. If the holders sell substantial amounts of our restricted stock, then the market price, if any, of our common stock could decrease.

                   FORWARD-LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in this "Risk Factors" section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                  DILUTION AND COMPARATIVE DATA

     As of March 31, 2001, we had an unaudited net tangible book value, which is the total tangible assets less total liabilities, of a negative $37, or a net tangible book value per share of approximately ($0.00). The following table shows the dilution to your equity interest without taking into account any changes in our net tangible book value after March 31, 2001, except the sale of the minimum and maximum number of shares offered.

                            Assuming Minimum    Assuming Maximum
                            Shares Sold         Shares Sold

Shares Outstanding          12,152,000          12,252,000
Public offering net         $50,000             $100,000
proceeds
at $0.50 per share
Net tangible book value     ($37)               ($37)
before offering             ($0.00)             ($0.00)

Pro forma net tangible      $49,963             $99,963
book value after offering   $0.0041             $0.0082

Increase attributable to    $0.0041             $0.0082
purchase of shares by new
investors

Dilution per share to new   $0.4959             $0.4918
investors
Percent dilution            99.18%              98.36%

     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of March 31, 2001:

                    Shares Owned       Total Consideration  Average Price
                    Number       %     Amount        %      Per Share



Present             12,002,000  100%    $6,000       100%     $0.0005
Shareholders

New Investors
  Minimum Offering  150,000     1.23%   $75,000      92.59%   $.50
  Maximum Offering  250,000     2.04%  $125,000      95.42%   $.50



     The numbers used for Present Shareholders assumes that none of the Present Shareholders will purchase additional shares in this offering. However, it is possible that our Present
Shareholders will purchase additional shares in the offering.

     The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders. You will also contribute a significantly higher percentage of the total amount to fund Cach Foods, Inc., but will own a small percentage of our shares. Investors will have contributed $75,000 if the minimum is raised and $125,000 if the maximum is raised, compared to $6,000 contributed by current shareholders. Further, investors will own 1.23% of the total shares if the minimum is raised, and 2.04% of the total shares if the maximum is raised.

                         USE OF PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting $25,000 in estimated expenses related to this offering is:

  *    $50,000 if the minimum number of shares is sold; and
  *    $100,000 if the maximum number of shares is sold.

     The following table sets forth our best estimate of the use of proceeds from the sale of the minimum and maximum amount of shares offered. Since the dollar amounts shown in the table are estimates, actual use of proceeds may vary from the estimates shown.

   Description                   Assuming Sale of      Assuming Sale of
                                 Minimum Offering      Maximum Offering

   Total Proceeds                      $75,000           $125,000
   Less Estimated Offering              25,000             25,000
   Expenses

   Net Proceeds Available              $50,000           $100,000



   Use of Net Proceeds

    Initial Operating Expenses
       Establish Japanese               $6,000             $6,000
   Contracts                            $1,600             $1,600
       Establish Potato                 $4,000             $4,000
   Suppliers                           $11,600            $11,600
       Establish Potato Chip
   Manufacturers                        $7,500             $7,500
       TOTAL
                                        $5,000             $5,000
     Supplies

     Marketing

   Working Capital                     $25,900            $75,900

   TOTAL NET PROCEEDS                  $50,000           $100,000

     The initial operating expense is an estimate of the amount necessary to establish contacts, contracts and agreements with importers and distributors in Japan, Idaho potato suppliers, and potato chip manufacturers.

     The supplies expense is an estimate of the amount necessary to purchase computer software, letterhead, copy paper, toner cartridges, business cards and other miscellaneous supplies specific to our needs.

     The amount designated for marketing is an estimate of the amount necessary to design an Idaho Chips web page, develop in-store displays, compile market research, design product packaging and literature as well as other miscellaneous marketing activities.

     The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including employee wages, professional fees, expenses and other administrative costs.

     If less than the entire offering is received, we will apply the proceeds according to the priorities outlined above, with top priorities listed first.

     Pending the expenditure of proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, and insured certificates of deposit and/or in insured banking accounts.

     We do not intend to use any of the proceeds from this offering to purchase key man insurance. Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations.

                 DETERMINATION OF OFFERING PRICE

     Our management arbitrarily determined the offering price of the shares. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our anticipated results of operations and our present financial resources.

                        DESCRIPTION OF BUSINESS

Our History and Business

     We were formed as a Nevada corporation on May 4, 1998 originally as Llebpmac, Inc., for the purpose of becoming a restaurant. Before our plan for Llebpmac to operate as a restaurant was inaugurated, we changed the company's name to Cach Foods, Inc. and we changed the purpose of the company to be a snack food wholesale merchandiser in direct response to our research and perceived demand for American snack foods in Japan. On October 2, 2000, the shareholders approved a two for one forward split of its outstanding common stock. On November 1, 2000, we changed our name to Cach Foods, Inc. and we changed our purpose to be a snack food wholesale merchandiser. Our initial focus will be on selling Idaho Chips (TM) in the Japanese market through convenience stores. If demand permits, we will expand production and sell Idaho Chips (TM) to larger supermarkets as well other Asian countries. We intend to act as a wholesale merchandiser by sub contracting the actual supplying, manufacturing, packaging, exporting and selling of Idaho Chips
(TM). If successful in the Japanese market, we will increase the variety of snack foods we offer and expand to other Asian consumers.

Target Market Overview

     Convenience stores have proliferated in Japan over the past 25 years since their debut in 1969, according to an article in the Nikkei Weekly titled "The Little Stores with the Big
Ambitions: Convenience Store Chains Expand Into Services for Urban Lifestyle," and that more than 1,000 new outlets have opened every year since the 1980s. In "The Changing Face of Japanese Retail," The Japan Trade Organization states that from 1984 to 1993, the number of convenience stores in Japan grew from 25,500 stores to 43,510 stores - a 70 percent increase. As of April 1999, there were over 50,000 convenience stores throughout Japan according to the Nikkei Weekly.

     Japanese eating patterns are clearly shifting toward Western-style foods and habits. Much can be attributed to the economic and social advances made by women in Japan, which is leading more and more people to purchase ready-to-eat foods. According to the Japan Statistics Bureau, Management and Coordination Agency:

  * annual rice purchased per household in 1980 was over Y70,000, but under Y50,000 in 1996;
  * Japanese people spent 7 percent less time in 1996 preparing meals in the home than in 1981; and
  * the average Japanese household, from 1987 to 1996, increased its spending on ready-to-eat foods by 43 percent.

  Consistent with this shift toward Western-style foods, the South African Food & Beverage Manufacturing Review reports that the volume of snack consumption in Japan increased 16.6 percent from 1988 through 1993. And according to the Euromonitor, Japan is second only behind the United States in per capita expenditure on snack foods.

     The U.S. potato chip has emerged as a favorite snack food in Japan. In "Export Markets Respond to Crispy Appeal of US Potato Chips," the AgExporter states that U.S. potato chip exports to Japan surged from $5 million in 1993 to $62 million in 1995, making Japan the largest U.S. export market for potato chips. This rapid growth has been fueled by moving U.S. potato chips from specialty stores to mainstream supermarkets and convenience stores. Frito-Lay is the leading U.S. snack food supplier in Japan, according to Seymour-Cooke Food Research International, but accounts for only 3 percent of the annual $1.5 to $2 billion potato chip market in Japan. Accordingly, U.S. potato chip exports represent a small portion of the Japanese potato chip market.

     Frito-Lay and Procter & Gamble are two major U.S. potato chip manufacturers, according to the AgExporter, that are reaping the benefits of blazing a trail into Japanese distribution channels and making U.S. potato chips mainstream throughout Japan. The AgExporter also states that many smaller U.S. companies are getting a "tasty" piece of the action in the Japanese potato chip market. We intend to follow this blazed trail by selling Idaho Chips (TM) in Japanese convenience stores. We further believe there is a niche in the Japanese market for a high quality kettle style potato chip made from world famous Idaho potatoes.

Business Strategy

     Our objective is to become a leading U.S. exporter to the Asia Pacific of branded premium potato chips and other salty snack foods by providing high quality products at competitive prices that are superior in taste to comparable products. We will use a distribution channel comprised of intermediaries such as suppliers, manufacturers, wholesalers, importers and distributors to bring our products to market. The use of these intermediaries along with our contacts, experience, specialization, and scale of operations will enable us to be more efficient in making our goods available to target markets.

     Initially, we plan to penetrate the existing Japanese market with Idaho Chips (TM), a kettle-fried potato chip made from real Idaho potatoes. If successful in Japan, we will expand Idaho Chips (TM) into other Asian markets. Our strategy for market penetration and expansion will consist of creating consumer trial and acceptance of Idaho Chips (TM). We believe the key elements of creating consumer trial and acceptance to be packaging, placement, taste, and price.

Packaging

     Getting consumers to try Idaho Chips (TM) will be important to our success. The Snack Food Association reports that approximately 70 percent of salty snack food purchases are made on impulse. We intend to expend a percent of the proceeds from this offering to research the best package design and color to trigger this impulse to buy Idaho Chips (TM). We believe that this may be accomplished, in part, by clearly displaying the kettle-fried process and the Idaho origin on the package of Idaho Chips (TM). We also intend to create a unique brand image for Idaho Chips (TM) by further developing a package that communicates to consumers that we are a gourmet snack food company, which we believe will appeal to Japanese consumers.

Placement

     Favorable shelf placement of Idaho Chips (TM) in relation to our competitors will be essential to capitalize on the impulse buyer. We will attempt to negotiate with Japanese retailers the placement of Idaho Chips (TM) in strategic locations. We believe such locations are at eye level and close to high traffic areas like the check out stand. We further believe that an aesthetically pleasing package promoting the kettle fried style and Idaho origin of our potato chip will distinguish Idaho Chips
(TM) from the nearly placed products of our competitors. Accordingly, we increase the probability that Japanese consumers, when acting on impulse, will purchase Idaho Chips (TM).

Taste

     We intend to sell only great tasting potato chips as Idaho Chips (TM) in order to achieve consumer acceptance and loyalty. We will accomplish this by using real Idaho potatoes and the kettle frying process. Potatoes are native to Peru. We believe the Idaho climate and soil to be similar to certain areas of Peru where potatoes are grown. As a result, Idaho grows great tasting potatoes. We also believe that kettle frying produces a potato chip that is thicker and crisper than other potato chips. These two elements combined with the careful selection of a potato chip manufacturer will provide, as we believe, a great tasting potato chip.

Price

     We intend to offer Idaho Chips (TM) at a fair everyday price to maintain the initial impulse of the buyer. Our prices will be based upon a combination of manufacturing, packaging, distribution and marketing costs as well as the prices of closely related products of our competitors.

     Assuming we establish a level of market penetration and acceptance with Idaho Chips (TM), we intend, if needed, to increase brand awareness and acceptance through advertising and distribution efforts in existing and key regional markets. We may also add direct sales people to these targeted geographies to manage sales and promotional activities, which may include joint advertising with convenience stores and supermarkets, in-store product sampling, coupon distribution and in-store advertisements and displays of Idaho Chips (TM).

Suppliers

     The principal raw materials used in our Idaho Chips (TM) are potatoes and oil. We will not supply our own raw materials, but depend on independent suppliers. We believe, however, that potatoes and oil are readily available from numerous suppliers on commercially reasonable terms. Idaho potatoes are widely available year-round, either freshly harvested or from storage during the winter months. Many manufacturers use sunflower oil to produce kettle style potato chips. We believe that sunflower oil is widely available year-round and that alternative cooking oils are abundant and readily available. We will choose our suppliers primarily on price, availability and quality and do not anticipate having any long-term arrangements with any one supplier.

Manufacturing

     We intend to sub contract with independent manufacturers to produce and package kettle-fried potato chips made from real Idaho potatoes. We will evaluate potential candidates thoroughly in our selection process. To be considered, candidates must be in compliance with all federal, state, and local government regulations. The candidate must also be well capitalized, possess the necessary production and packaging capacity, and have a strong reputation for quality production. We will expect selected manufacturers to maintain a lab staffed with trained quality control personnel, capable of performing any tests we may establish.

Distribution

     We intend to sell Idaho Chips (TM) primarily in convenience stores in Japan. We plan to distribute our products through a select group of independent international importers and distributors since we believe it is the most efficient method for reaching our target market. Importers and distributors will be selected primarily on the basis of:

  *    quality of service;
  *    financial capability; and
  *    established network of convenience stores.

     We intend to service both large convenience store chains and smaller independent convenience stores. Assuming Idaho Chips
(TM) achieves a level of market penetration and customer acceptance among Japanese convenience stores, we intend to use our established distribution networks and/or sub contract with other international distributors to distribute Idaho Chips (TM) to super markets, delicatessens, and retailers as well as other Asian countries.

Marketing

     We will target convenience store chains in markets that show a need and demand for snack foods. Product packaging, word-of-mouth, and shelf placement will be our marketing tools. We intend to position our product as a high quality specialty item with packaging, color, and name designed to capitalize on the impulse buyer. Word-of-mouth is a fast and cost-effective marketing tool. We believe consumers are willing to share with their personal acquaintances a satisfying experience with Idaho Chips (TM), and the recommendation of a personal acquaintance is credible. We will also attempt, if possible, to negotiate favorable shelf space in convenience stores, which may require additional marketing costs. As an additional marketing tool, we intend to use a variety of websites to promote our company and products. If Idaho Chips (TM) achieves a substantial level of consumer acceptance, and funding is available, we may launch a more aggressive marketing campaign, which might include advertising through all forms of media, coupons, in-store displays and sampling, and the hiring of regional representatives.

License

     We do not own the trademark Idaho Chips (TM). On October 30, 2000, we entered into a license agreement with the owner of the trademark Idaho Chips (TM), Cornelius A. Hofman, our president and director. The license gives us the exclusive worldwide use of the brand name Idaho Chips (TM) for a 30-month period. In return, we pay five percent of our gross revenue to Mr. Hofman. If, by April 10, 2003, we do not generate a threshold amount of $500,000 in gross revenue, we will lose exclusivity under the license. If we generate the threshold amount, the agreement is automatically renewed for an additional 12-month period, and will be extended for each successive 12-month period if we generate gross revenue of $300,000 in the prior 12-month period. There is no assurance we will satisfy the terms of the license agreement. As a result, we could lose our exclusive right to use the trademark of Idaho Chips (TM), which could have a material adverse effect on our sales and revenues.

Competition

     Our Idaho Chips (TM) will compete against other salty snack foods, including potato chips, tortilla chips, popcorn and pretzels. The industry of exporting salty U.S. snack foods to Japan is highly competitive and dominated primarily by Calbee, Proctor & Gamble, and Frito-Lay, Inc., which is a subsidiary of PepsiCo, Inc. Calbee, Proctor & Gamble, and Frito-Lay possess substantially greater financial, production, marketing, distribution and other resources than many other companies. Calbee, Proctor & Gamble, and Frito-Lay brands are more widely recognized than the brands of other companies. Numerous other companies that are our actual or potential competitors have greater financial and other resources, including more employees and more extensive facilities, than we do. In addition, local or regional Japanese markets often have a significant number of smaller competitors, many of whom may offer products similar to our Idaho Chips (TM).

     If successful in Japan, we intend to expand our Idaho Chips
(TM) into other areas of the Asia Pacific and will encounter significant competition from foreign, national, regional and local competitors that may be greater than that encountered in the Japanese market. While we believe that our Idaho Chips (TM) will fill a niche and compete successfully, there can be no assurance of the ability to do so. The principal competitive factors affecting the market of our Idaho Chips (TM) will include product quality and taste, brand awareness among Japanese consumers, supermarket shelf space, price, advertising and promotion, variety of snacks offered, nutritional content, product packaging and package design. We believe that our Idaho Chips (TM) will compete primarily upon their taste, kettle cooking method and real Idaho origin.

Governmental Regulation

     Our operations are subject to various governmental regulations, such as those governing:

     * minimum wage regulations;

     * employment;

     * environmental protection; and

     * human health and safety.

     Although we intend to comply with all applicable laws and regulations, we cannot assure you that we are in compliance or that we will be able to comply with any future laws and regulations. Additional federal or state legislation, or changes in regulatory implementation, may limit our activities in the future or significantly increase the cost of regulatory compliance. If we fail to comply with applicable laws and regulations, criminal sanctions or civil remedies, including fines, injunctions, recalls, or seizures, could be imposed on us. This could have a material adverse effect on our operations.

     The United States Food and Drug Administration may regulate and inspect our products, suppliers and manufacturers. Every food manufacturer in the United States must meet the FDA's minimum standards relating to the preparation and packaging of food. Food manufacturers must also comply with state, local and federal laws regarding the disposition of property and leftover foodstuffs. We cannot assure you that our suppliers and manufacturers are in compliance with all applicable laws and regulations or that they will be able to comply with any future laws and regulations. Furthermore, additional or amended regulations by the FDA may inhibit or prevent the development, distribution and sale of Idaho Chips (TM) in the Japanese market causing a material adverse effect on our business, operating results and financial condition.

Employees

     We have no employees and no formal employment agreements with our officers. Nor do we intend to hire employees until our operations require expansion. Our officers have agreed to devote such time as necessary for the development of our business. It is anticipated that upon completion of the offering and prior to the commencement of production, Kelly McBride will devote approximately 20 hours per week as a part-time employee while maintaining outside employment. It is further anticipated that all other officers will maintain outside employment and devote a portion of their time to our business as needed. None of our officers will receive a regular salary or wage until operations have been developed to a point where such can be paid. However, officers and directors are entitled to reimbursement for reasonable out of pocket expenses incurred on our behalf.

Facilities

     We own no real property, nor do we currently lease any office space or facilities. We use the home office of our President, Cornelius A. Hofman, rent free, as our principal executive offices. We intend to maintain our current office situation for the next twelve months, unless our operations require an upgrade, at which time we will relocate to a more suitable facility.

Legal proceedings

     We are not a party to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against us have been threatened.

                        PLAN OF OPERATION

     We will research and design the packaging for Idaho Chips
(TM). We will also determine who will supply, manufacture and package our products, what products will be offered, how prices will be set, which convenience stores to target and how to promote our products to importers and/or distributors. Idaho Chips (TM) will be our first snack food product. If Idaho Chips
(TM) are successful, we will investigate adding other snack foods to our product line. We also anticipate entering additional Asian markets as Idaho Chips (TM) are accepted in the Japanese market.

     Our plan of operation for the next 12 months consists of the following:

     *    Select and design packaging and determine pricing for Idaho
          Chips (TM), including:
          o Purchase samples of chips sold in Japan of all varieties and packaging types;
          o Research packaging color and design to capitalize on impulse buying;
          o    Determine shelf life of available packaging options; and
          o Investigate retail prices of potato chips in Japan's convenience stores.

     * Establish relations with Japanese importers, distributors and convenience stores, including:
          o Investigate and contact Japanese importers and/or distributors;
          o Negotiate contracts with Japanese importers and/or distributors;
          o Investigate, and if possible, negotiate shelf space with Japanese convenience stores; and
          o Establish quality control procedures with Japanese importers and/or distributors.

     * Establish relations with suppliers of Idaho potatoes, including:
          o Investigate and negotiate prices with suppliers of Idaho potatoes; and
          o Investigate and negotiate the delivery of Idaho potatoes to potato chip manufacturers.

     * Establish relations with manufacturers to produce and package kettle style potato chips into Idaho Chips (TM) customized packaging, including:
          o    Research possible kettle style chip manufacturers;
          o Investigate and negotiate production prices with manufacturers; and
          o    Establish quality control procedures with manufacturers.

     *    Begin manufacturing and distributing Idaho Chips (TM) to
          Japan.

     Should we receive the minimum offering of $75,000, we will realize net proceeds of $50,000. This amount will enable us to begin the above listed operations, plus, purchase necessary equipment and supplies, and will provide us with sufficient capital for the next twelve months. Should we receive the maximum amount of the offering, we will realize net proceeds of $100,000. Receiving the maximum amount of the offering will enable us to implement one of two operating strategies: (1) begin the above listed operations, plus, purchase necessary equipment and supplies, implement a more aggressive marketing plan, and operate with sufficient capital for twelve months; or
(2) begin the above listed operations, plus, purchase necessary equipment and supplies, and operate with sufficient capital for eighteen months.

     If we are unable to raise the offering amount, it will be necessary for us to find additional funding in order to market our products and services. In this event, we may seek additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.

     We do not intend to staff offices in the markets we sell Idaho Chips (TM). While we may establish satellite offices in various locations, we will only staff our main office currently located in Pocatello, Idaho. Under this arrangement, we will provide customers with either a local number in the satellite location or a toll-free number so that all customers may contact us toll-free. All calls will be automatically forwarded to our principal office in Pocatello, Idaho.

                           MANAGEMENT

     Our business will be managed by our officers and directors.

Name                    Age   Position                      Since

Cornelius A. Hofman     33    Chief Executive Officer,      May 1998
                              President & Director

Kelly McBride           26    Secretary/ Treasurer &        September
                              Director                      2000

Brian Kramer            32    Director                      April 2001

     Directors hold office until the next annual shareholders meeting or until their successors are duly elected and qualified.
Officers hold office at the discretion of the Directors.

     The following is a brief biography of our officers and directors.

     Cornelius A. Hofman. Mr. Hofman received a B.A. in Asian Studies from Cornell University in 1991, a Masters in Japanese Studies from the University of Pennsylvania in 1992, and a MBA in Economics and Finance from the University of Chicago in 1994. Since 1995, Mr. Hofman has been president and economist for General Economic Consulting, Inc., which provides economic valuation services to governments, businesses and individuals. Mr. Hofman lived in Japan for two years and speaks fluent Japanese.

     Kelly O. McBride. Mr. McBride received his B.A. in Marketing from Idaho State University in 1999. Since September 2000, Mr. McBride has been working as a research analyst for General Economic Consulting, Inc., which provides economic valuation services to governments, businesses and individuals. From 1996 to 2000, Mr. McBride worked as a marketing research analyst for Idaho Central Credit Union where he researched, designed and promoted new products and services. Mr. McBride lived in Taiwan for two years and speaks fluent Mandarin Chinese.

     Brian J. Kramer. Mr. Kramer graduated magna cum laude with a major in Japanese and East Asian Languages from the University of Kansas in 1991. He was a Rotary Scholar in 1991 at the center for Japanese studies through Nanzan University in Nagoya, Japan. Mr. Kramer also graduated cum laude with a J.D. from the University of Michigan Law School in 1994. Beginning 2001, Mr. Kramer is a Managing Partner in a sports agency called Classic Sports Management. Since 2000, Mr. Kramer has worked as an attorney at O'Donnell & Shaeffer in Los Angeles, California.
From 1997 to 2000, Mr. Kramer was an associate attorney at Seyfarth, Shaw, Fairweather & Geraldson. From 1995 to 1997, he was an associate attorney with Latham & Watkins. From 1993 to 2000, Mr. Kramer served as an officer of Ace Foods, Inc., which exported American snack foods to Japan. Mr. Kramer also lived in Japan as a law clerk at the Wakabayashi Law Office in Tokyo, and speaks fluent Japanese.

Involvement in Certain Legal Proceedings

     To our knowledge, we are not a party to any legal proceeding or litigation and none of our property is the subject of pending legal proceeding. We do not know of any threatened or contemplated legal proceedings or litigation.

                          COMPENSATION

     We do not have any formal employment agreements in place for our officers or directors. It is anticipated that upon completion of the offering and prior to the commencement of production, Kelly McBride will devote approximately 20 hours per week as a part-time employee. Mr. McBride will be compensated at an hourly rate of $15.00. All other officers will defer their salaries until such time as we generate sufficient revenue to pay the identified salary. The directors, Mr. McBride and Brian Kramer, received 1,000 shares of common stock each for services rendered on behalf of the Company. Any future compensation for services rendered by directors has not been determined.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We  have engaged in certain transactions with Cornelius  A.
Hofman,  an  affiliate of the Company, since its inception.   The
following table details the date and nature of each transaction.

    Date                         Transaction

May 1998 In connection with our formation, we issued 2,000,000 shares of common stock to Mr. Hofman for $1,000.

September 2000  Mr. Hofman purchased 10,000,000 shares of our common stock for $5,000.

October 2000    We entered into a 30-month license agreement with
                Mr. Hofman, who owns the trademarks Idaho Chips
                (TM). The license gives us the exclusive worldwide use of the brand name Idaho Chips (TM). In return, we pay five percent of our gross revenue to Mr.
                Hofman.

March 2001      Mr. Hofman loaned us $2,000 in exchange for a one-
                year promissory note payable in the amount of $2,000 plus 10% interest.

May 1998        We use the home office of Mr. Hofman, rent free, as
through         our principal executive offices.  We intend to
April 2000      maintain our current office situation for the next
                twelve months, unless our operations require an upgrade, at which time we will relocate to a more suitable facility.

     In April 2000, we issued 1,000 shares of common stock to Kelly O. McBride and 1,000 shares of common stock to Brain Kramer in consideration for services rendered as directors.

     Our officer and director Kelly O. McBride is an employee at General Economic Consulting, Inc., which is owned and controlled by Cornelius A. Hofman, our president, director, and majority shareholder.

                     PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 150,000 shares should we sell the minimum amount and 250,000 should we sell maximum number of shares.

The table includes:
* each person known to us to be the beneficial owner of more than five percent of the outstanding shares
*  each director of Cach Foods
*  each named executive officer of Cach Foods

 Name & Address          # of Shares    % Before    % After    % After
                         Beneficially    Offering    Minimum    Maximum
                         Owned
Cornelius A. Hofman (1)  10,000,000       83.33       81.63      81.30
216 South 16th Avenue
Pocatello, ID 83201

Laurilie Madsen           1,000,000       8.33        8.16       8.13
9025 Oakwood Place
West Jordan, UT 84088

Bateman Dynasty, LLC      1,000,000       8.33        8.16       8.13
1065 W. 1150 S.
Provo, UT 84601

Kelly McBride (1)            1,000        0.01        0.01       0.1
340 East Whitman Street
Pocatello, ID 83201

Brian Kramer (1)             1,000        0.01        0.01       0.01
3439 Keystone Ave., # 5
Los Angeles, CA 90034

All directors and       10,002,000       83.34       81.64      81.30
executive officers as
a group:
3 persons)

     (1) Officer and/or director.

                  DESCRIPTION OF THE SECURITIES

Common Stock

     We are authorized to issue up to 100,000,000 shares of common stock with a par value of $0.001. As of the date of this prospectus, there are 12,002,000 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

     We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001. Our preferred stock may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by our board of directors. As of the date of this prospectus, we have issued no shares of our preferred stock

Stock options

     We have reserved 2,000,000 shares of common stock for issuance to key employees, officers, directors and consultants upon the exercise of options available for grant under our 2001 Long-Term Stock Incentive Plan. The grant of an option under the Plan entitles the grantee to purchase shares of common stock at an exercise price established by our board of directors. We have granted no options under the plan.

Transfer Agent

     Interwest Transfer Company, Inc., 1981 East 4800 South, Salt
Lake City, Utah  84124, is our transfer agent

                SHARES AVAILABLE FOR FUTURE SALE

     As of the date of this prospectus, there are 12,002,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 150,000 shares will be freely tradable if the minimum is sold and 250,000 shares will be freely tradeable if the maximum number of shares is sold. The remaining 12,002,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of restricted securities for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company. Resales by our affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person, or persons who must aggregate their sales, cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

     MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     We have 5 shareholders. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

     Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers and directors. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. The company does anticipate a market maker filing for listing on the Over the Counter Bulletin Board should the offering succeed.

     Currently the Shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

                      PLAN OF DISTRIBUTION

     We are offering a minimum of 150,000 shares and a maximum of 250,000 shares on a best efforts basis directly to the public through our officers and directors. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

     In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Professional Escrow Services, Inc.

     Until the minimum 150,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at Professional Escrow Services, located at 920 Deon Drive, Pocatello, Idaho, 83201. In the event that 150,000 shares are not sold during the 90-day selling period commencing on the date of this prospectus, and we have not extended the offering for up to an additional 30 days, all funds will be promptly returned to investors without deduction or interest. If 150,000 shares are sold, we may either continue the offering for the remainder of the 30-day selling period or close the offering at any time.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with our officers and directors who are employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer.

     Our officers and directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                          LEGAL MATTERS

     The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for Cach Foods, Inc. by the law firm of Lehman Walstrand & Associates, Salt Lake
City, Utah.

                             EXPERTS

     The financial statements of Cach Foods, Inc. as of December 31, 2000 appearing in this Prospectus and Registration Statement have been audited by Pritchett, Siler & Hardy as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                     ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits and schedules thereto. For further information with respect to Cach Foods, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

                        CACH FOODS, INC.
                  [A Development Stage Company]

                  INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE

        -  Independent Auditors' Report                           23


        - Balance Sheet, December 31, 2000                        24


        - Statement of Operations, for the period from
            inception on December 20, 2000 through
            December 31, 2000                                     25


        - Statement of Stockholders' Equity, for the period
            from inception on December 20, 2000 through
            December 31, 2000                                     26


        - Statement of Cash Flows, for the period from
            inception on December 20, 2000 through
            December 31, 2000                                     27


        - Notes to Financial Statements                           28


        - Unaudited Balance Sheet, March 31, 2001                 32


        - Unaudited Statements of Operations, for the three
            months ended March 31, 2001 and 2000 and for
            the period from inception on May 4, 1998
            through March 31, 2001                                33


        - Unaudited Statement of Stockholders' Equity,
            for the period from inception on May 4, 1998 through
            March 31, 2001                                        34


        - Unaudited Statements of Cash Flows, for the three
            months ended March 31, 2001 and 2000 and for
            the period from inception on May 4, 1998 through
            March 31, 2001                                        35


       -  Notes to Unaudited Financial Statements                 36

                  INDEPENDENT AUDITORS' REPORT



Board of Directors
CACH FOODS, INC.
(Formerly Llebpmac, Inc.)
Pocatello, Idaho

We have audited the accompanying balance sheet of Cach Foods, Inc. (formerly Llebpmac, Inc.) [a development stage company] at December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999 and for the period from inception on May 4, 1998 through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Cach Foods, Inc. (formerly Llebpmac, Inc.) [a development stage company] as of December 31, 2000 and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and for the period from inception on May 4, 1998 through December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in
Note 5 to the financial statements, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations, raising substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.




PRITCHETT, SILER & HARDY, P.C.

March 14, 2001
Salt Lake City, Utah

                        CACH FOODS, INC.
                    (Formerly Llebpmac, Inc.)
                  [A Development Stage Company]

                          BALANCE SHEET


                             ASSETS


                                                      December 31,
                                                          2000
                                                      ___________
CURRENT ASSETS:
  Cash                                                 $    6,046
                                                      ___________
        Total Current Assets                                6,046
                                                      ___________
                                                       $    6,046
                                                      ___________


LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Loan payable - related party                         $    1,076
                                                      ___________
        Total Current Liabilities                           1,076
                                                      ___________

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value,
   5,000,000 shares authorized,
   no shares issued and outstanding                             -
  Common stock, $.001 par value,
   100,000,000 shares authorized,
   12,000,000 shares issued and
   outstanding                                             12,000
  Capital in excess of par value                           (6,000)
  Deficit accumulated during the
    development stage                                      (1,030)
                                                      ___________
        Total Stockholders' Equity                          4,970
                                                      ___________
                                                       $    6,046
                                                      ___________




  The accompanying notes are an integral part of this financial statement.

                        CACH FOODS, INC.
                    (Formerly Llebpmac, Inc.)
                  [A Development Stage Company]

                    STATEMENTS OF OPERATIONS




                                         For the        From Inception
                                       Years Ended      on May 4,
                                       December 31,     1998 through
                                   ____________________ December 31,
                                         2000      1999      2000
                                   _______________________________

REVENUE                              $      -  $      -  $      -

EXPENSES:
  General and Administrative             (261)     (185)   (1,076)
                                   _______________________________

LOSS FROM OPERATIONS                     (261)     (185)   (1,076)

OTHER INCOME:
  Interest Income                          18        20        46
                                   _______________________________

LOSS BEFORE INCOME TAXES                 (243)     (165)   (1,030)

CURRENT TAX EXPENSE                         -         -         -

DEFERRED TAX EXPENSE                        -         -         -
                                   _______________________________

NET LOSS                              $  (243)  $  (165)  $(1,030)
                                   _______________________________

LOSS PER COMMON SHARE                 $  (.00)  $  (.00)  $  (.00)
                                   _______________________________




 The accompanying notes are an integral part of these financial statements.

                        CACH FOODS, INC.
                    (Formerly Llebpmac, Inc.)
                  [A Development Stage Company]

                STATEMENT OF STOCKHOLDERS' EQUITY

            FROM THE DATE OF INCEPTION ON MAY 4, 1998

                    THROUGH DECEMBER 31, 2000

                                                                                   Deficit
                                                                                   Accumulated
                         Preferred Stock   Common Stock            Capital in      During the
                         _______________  ________________________ Excess of       Development
                         Shares  Amount   Shares      Amount       Par Value       Stage
                         ______ ________ __________  ____________  ______________  ___________
BALANCE, May 4,
  1998                       -  $    -           -     $     -     $       -       $    -

Issuance of 2,000,000
  shares common stock for
  cash at $.0005 per share,
  August 31, 1998            -       -    2,000,000      2,000        (1,000)           -

Net loss for the period ended
  December 31, 1998          -       -            -          -             -         (622)
                       ________ ________ ___________  ___________  _____________   ___________
BALANCE, December 31,
  1998                       -       -    2,000,000      2,000        (1,000)        (622)

Net loss for the year ended
  December 31, 1999          -       -            -          -             -         (165)
                      _________ ________ ___________  ___________  ____________   ___________

BALANCE, December 31,
  1999                       -       -    2,000,000      2,000        (1,000)        (787)

Issuance of 10,000,000
  shares of common stock
  for cash at $.0005 per
  share, September 20,
  2000                       -       -   10,000,000     10,000        (5,000)           -

Net loss for the year ended
  December 31, 2000          -       -            -          -             -         (243)
                     __________ _______ ____________  ____________  __________  ___________

BALANCE, December 31,
  2000                       -  $    -   12,000,000   $ 12,000      $ (6,000)   $  (1,030)
                    ___________ _______ ____________  ____________  __________  ___________



  The accompanying notes are an integral part of this financial statement.

                        CACH FOODS, INC.
                    (Formerly Llebpmac, Inc.)
                  [A Development Stage Company]

                    STATEMENTS OF CASH FLOWS

                                                  For the      From Inception
                                                Years Ended      on May 4,
                                               December 31,    1998 through
                                          _______________________ December 31,
                                             2000        1999      2000
                                          ___________  __________  _________
Cash Flows From Operating Activities:
 Net loss                                   $  (243)   $  (165)    $  (1,030)
 Adjustments to reconcile net loss to
   net cash used by operating activities:
 Non-cash expenses                              261        185         1,076
                                          ___________  __________  _________
     Net Cash Provided (Used) by
       Operating Activities                      18         20            46
                                          ___________  __________  _________
Cash Flows From Investing Activities
     Net Cash Provided by Investing
       Activities                                 -          -             -
                                          __________  __________  __________
Cash Flows From by Financing
  Activities:
 Proceeds from issuance of common stock       5,000          -         6,000
                                          __________  __________  __________
     Net Cash Provided by Financing
       Activities                             5,000          -         6,000
                                          __________  __________  __________
Net Increase in Cash                          5,018         20         6,046

Cash at Beginning of Period                   1,028      1,008             -
                                          __________  __________  __________
Cash at End of Period                      $  6,046   $  1,028    $    6,046
                                          __________  __________  __________

Supplemental Disclosures of Cash Flow
  Information:

 Cash paid during the period for:
   Interest                                $      -   $     -     $        -
   Income taxes                            $      -   $     -     $        -

Supplemental Schedule of Noncash Investing and Financing
Activities:
  For the year ended December 31, 2000:
     An officer/shareholder of the Company paid $261 of expenses for the Company.

  For the year ended December 31, 1999:
    An officer/shareholder of the Company paid $185 of expenses for the Company.

  For the period from inception on May 4, 1998 through December 31, 1998:
     An officer/shareholder of the Company paid $630 of expenses for the Company.


 The accompanying notes are an integral part of these financial statements.

                        CACH FOODS, INC.
                    (Formerly Llebpmac, Inc.)
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - Cach Foods, Inc. (the Company) was organized under the laws of the State of Nevada on May 4, 1998 as Llebpmac, Inc. Effective November 2, 2000, the Company changed its name from Llebpmac, Inc. to Cach Foods, Inc. The Company has not commenced planned principal operations and is considered a development stage company as defined in SFAS No. 7. The Company plans to be a merchandiser of wholesale snack foods. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

  Organization Costs - Organization costs, which reflect amounts expended to organize the Company, amounted to $530 and were expensed during the period ended December 31, 1998.

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial
  Accounting Standards No. 128, "Earnings Per Share".  [See Note 6]

  Cash and Cash Equivalents - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

  Recently Enacted Accounting Standards - Statement of Financial Accounting Standards (SFAS) No. 136, "Transfers of Assets to a not for profit organization or charitable trust that raises or holds contributions for others", SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - deferral of the effective date of FASB Statement No. 133 (an amendment of FASB Statement No. 133)", SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - and Amendment of SFAS No. 133", SFAS No. 139, "Recission of SFAS No. 53 and Amendment to SFAS No. 63, 89 and 21", and SFAS No. 140, "Accounting to Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", were recently issued. SFAS No. 136, 137, 138, 139 and 140 have no current applicability to the Company or their effect on the financial statements would not have been significant.

                        CACH FOODS, INC.
                    (Formerly Llebpmac, Inc.)
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS

NOTE 2 - CAPITAL STOCK

  Common Stock - On August 31, 1998, in connection with its organization, the Company issued 2,000,000 shares of its previously authorized, but unissued common stock. The shares were issued for cash of $1,000 ($.0005 per share).

  On September 20, 2000, the Company issued 10,000,000 shares of its previously authorized, but unissued common stock. The shares were issued for cash of $5,000 ($.0005 per share).

  On October 2, 2000, the Company effected a 2-for-1 common stock split. The financial statements for all periods presented have been restated to reflect the stock split.

  Preferred stock - The Company has authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares were issued and outstanding at December 31, 2000.

NOTE 3 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards.

  The Company has available at December 31, 2000, unused operating loss carryforwards of approximately $1,000 which may be applied against future taxable income and which expire in various years from 2018 through 2020. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the amount of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $350 and $300 as of December 31, 2000 and 1999, respectively, with an offsetting valuation allowance at each year end of the same amount resulting in a change in the valuation allowance of approximately $50 during 2000.

NOTE 4 - RELATED PARTY TRANSACTIONS

  Management Compensation - As of December 31, 2000, the Company has not paid any compensation to any officer/director of the Company.

  Office Space - The Company has not had a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his office as a mailing address, as needed, at no expense to the Company.

  Loan Payable - An officer/shareholder of the Company has paid expenses totaling $1,076 on behalf of the Company. At December
  31, 2000 the Company owed the shareholder $1,076. No interest is being accrued on the advances.

                        CACH FOODS, INC.
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS

NOTE 5 - GOING CONCERN

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 6 - LOSS PER SHARE

  The following data shows the amounts used in computing loss per share:


                                          For the          From Inception
                                        Years Ended              on May 4,
                                        December 31,         1998 through
                                       _______________________December 31,
                                           2000       1999      2000
                                       __________  __________  __________
    Loss from continuing operations
    available to common shareholders
    (numerator)                        $  (243)    $  (165)      $(1,030)
                                      ___________  __________  __ _______
    Weighted average number of
    common shares outstanding used
    in loss per share for the period
    (denominator)                     4,786,885   2,000,000     2,804,527
                                      __________  __________  ___ _______

  Dilutive loss per share was not presented, as the Company had no common stock equivalent shares for all periods presented that would affect the computation of diluted loss per share.

NOTE 7 - CONTRACTS AND COMMITMENTS

  On October 10, 2000, the Company entered into a licensing agreement with an officer/shareholder of the Company for exclusive rights to use the brand name "Idaho Chips". The agreement is cancelable after April 10, 2003 by either party giving three months written notice to the other. The agreement requires payment of 5% of gross revenues produced from use of the brand name to the officer/shareholder of the Company for 30 months. At that point, if total gross revenues from use of the brand name are at least $500,000, the agreement will be renewed for an additional 12 months. The agreement will then be renewed for 12 month terms for each successive 12 month period of $300,000 in gross revenues from use of the brand name. The agreement is non-assignable and prohibits the Company from selling or transferring more than 50% of the outstanding stock.

                        CACH FOODS, INC.
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS

NOTE 8 - SUBSEQUENT EVENTS

  Note Payable - On March 5, 2001, the Company borrowed $2,000 from an officer/shareholder of the company. The underlying note payable is due March 5, 2002 and accrues interest at 10% per annum.

  Stock Issuance - On April 20, 2001, the Company issued 1,000 shares of previously authorized but unissued common stock to two directors for their services, totaling 2,000 new shares issued.

  Stock Split - On April 26, 2001, the Company amended its Articles of Incorporation. The amendment changed the par value of common stock to $.001 per share and the authorized number of shares to 100,000,000. The financial statements for all periods presented have been restated to reflect the amendment.

  Proposed Stock Offering - The Company is proposing to make a public offering of 250,000 shares of its previously authorized but unissued common stock. This offering is proposed to be registered with the Security and Exchange Commission on Form SB-
  2. An offering price of $.50 per share has been arbitrarily determined by the Company. The Company will pay a 15% commission if brokers are used in the offering, otherwise the offering will be managed by the Company, who will receive no sales commissions or other compensation in connection with the offering, except for reimbursement of expenses actually incurred on behalf of the Company in connection with the offering. Offering costs are estimated to be approximately $25,000.

                        CACH FOODS, INC.
                  [A Development Stage Company]

                          BALANCE SHEET

                           [Unaudited]

                             ASSETS


                                                       March 31,
                                                          2001
                                                      ___________
CURRENT ASSETS:
  Cash                                                 $    3,046
                                                      ___________
        Total Current Assets                                3,046
                                                      ___________
                                                       $    3,046
                                                     ____________


         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILITIES:
  Loan payable - related party                         $    1,076
  Note payable - related party                              2,000
  Accrued interest payable - related party                      7
                                                      ___________
        Total Current Liabilities                           3,083
                                                      ___________

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.001 par value,
   5,000,000 shares authorized,
   no shares issued and outstanding                             -
  Common stock, $.001  par value,
   100,000,000 shares authorized,
   12,000,000 shares issued and
   outstanding                                             12,000
  Capital in excess of par value                           (6,000)
  Deficit accumulated during the
    development stage                                      (6,037)
                                                       ___________
        Total Stockholders' Equity (Deficit)                  (37)
                                                       ___________
                                                       $    3,046
                                                      ____________


  The accompanying notes are an integral part of this financial statement.

                        CACH FOODS, INC.
                  [A Development Stage Company]


                    STATEMENTS OF OPERATIONS

                           [Unaudited]


                                      For the Three From Inception
                                       Months Ended    on May 4,
                                        March 31,     1998 Through
                                 _________________________ March 31,
                                      2001       2000      2001
                                 ____________  __________  ___________

REVENUE                             $       -   $     -    $      -

EXPENSES:
  General and Administrative            5,000         -       6,076
                                 ____________  __________  ___________
LOSS FROM OPERATIONS                   (5,000)        -      (6,076)
                                 _____________  __________  __________
OTHER INCOME (EXPENSE):
  Interest income                           -         5          46
  Interest expense                         (7)        -          (7)
                                 _____________  __________  __________
TOTAL OTHER INCOME (EXPENSE)               (7)        5          39
                                 _____________  __________  __________
INCOME (LOSS) BEFORE INCOME TAXES     (5,007)         5      (6,037)

CURRENT TAX EXPENSE                         -         -           -

DEFERRED TAX EXPENSE                        -         -           -
                                 ____________  __________  ___________
NET INCOME (LOSS)                   $ (5,007)  $      5    $ (6,037)
                                 ____________  __________  ___________
INCOME (LOSS) PER COMMON SHARE      $   (.00)  $     .00   $   (.00)
                                 ____________  __________  ___________


 The accompanying notes are an integral part of these financial statements.

                        CACH FOODS, INC.
                  [A Development Stage Company]

                STATEMENT OF STOCKHOLDERS' EQUITY

            FROM THE DATE OF INCEPTION ON MAY 4, 1998

                     THROUGH MARCH 31, 2001

                           [Unaudited]

                                                                          Deficit
                                                                        Accumulated
                          Preferred Stock    Common Stock  Capital in    During the
                          _________________  _____________ Excess of    Development
                            Shares  Amount   Shares   Amount  Par Value    Stage
                          ________ ________ ________ ________ _________ _____________
BALANCE, May 4, 1998           -   $     -         - $     -   $     -   $       -

Issuance of 2,000,000
  shares of common stock for
  cash at $.0005 per share,
  August 31, 1998              -       -   2,000,000   2,000    (1,000)          -

Net income (loss) for the
  period ended December 31,
  1998                         -       -          -        -         -        (622)
                         ________ ________ ________ ________ __________ ______________
BALANCE, December 31,
  1998                         -       -   2,000,000   2,000    (1,000)       (622)

Net income (loss) for the
  year ended December 31,
  1999                         -       -           -       -         -        (165)
                       _________ _________ _________ _________ _________ _____________
BALANCE, December 31,
  1999                         -       -   2,000,000 $ 2,000 $  (1,000)  $    (787)

Issuance of 10,000,000
  shares of common stock
  for cash at $.0005 per share
  September 20, 2000           -       -  10,000,000  10,000    (5,000)          -

Net income (loss) for the
  year ended December 31,
  2000                         -       -           -       -         -        (243)
                       _________  _______  _________  ______  ________  ___________

BALANCE, December 31,
  2000                         -        - 12,000,000  12,000    (6,000)     (1,030)

Net income (loss ) for the
  period ended March 31,
  2001                         -        -          -       -         -      (5,007)
                       _________ ________  _________ _______ _________ ____________
BALANCE, March 31,
  2001                         - $      - 12,000,000 $12,000  $ (6,000)   $ (6,037)
                       _________ ________  _________ _______  _________ ___________

  The accompanying notes are an integral part of this financial statement.

                        CACH FOODS, INC.
                  [A Development Stage Company]

                    STATEMENTS OF CASH FLOWS

                 NET INCREASE (DECREASE) IN CASH

                           [Unaudited]

                                                 For the Three   From Inception
                                                  Months Ended      on May 4,
                                                  March 31,       1998 Through
                                            _________________________ March 31,
                                                 2001       2000      2001
                                            __________ __________ _____________
Cash Flows Provided by Operating Activities:
 Net income (loss)                          $ (5,007)  $     5     $(6,037)
 Adjustments to reconcile net loss to
   net cash used by operating activities:
  Noncash expenses                                 -         -       1,076
  Changes in assets and liabilities:
    Increase (decrease) in notes payable           -
      related party                            2,000         -       2,000
    Increase (decrease) in accrued
     interest payable - related party              7         -           7
                                          __________ __________ _____________

     Net Cash Provided (Used) by
     Operating Activities                     (3,000)        5      (2,954)
                                          __________ __________ _____________

Cash Flows Provided by Investing Activities        -         -           -
                                          __________ __________ _____________

     Net Cash Provided by Investing Activities     -         -           -
                                          __________ __________ _____________

Cash Flows Provided by Financing Activities:
 Proceeds from issuance of common stock            -         -       6,000
                                          __________ __________ _____________

     Net Cash Provided by Financing Activities     -         -       6,000
                                          __________ __________ _____________

Net Increase (Decrease) in Cash               (3,000)        5       3,046

Cash at Beginning of Period                    6,046     1,028           -
                                          _________________________________
Cash at End of Period                      $   3,046     1,033     $ 3,046
                                          _________________________________

Supplemental Disclosures of Cash Flow Information:
 Cash paid during the period for:
   Interest                                $       -    $    -   $       -
   Income taxes                            $       -    $    -   $       -

Supplemental Schedule of Noncash Investing and Financing
Activities:
  For the period ended March 31, 2001:
     None

  For the period ended March 31, 2000:
    None

  For the period from inception on May 4, 1998 through March 31,
     2001:
    An officer/shareholder of the Company paid $1,076 of expenses for the Company.

 The accompanying notes are an integral part of these financial statements.

                        CACH FOODS, INC.
                  [A Development Stage Company]

             NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - Cach Foods, Inc. (the Company) was organized under the laws of the State of Nevada on May 4, 1998 as Llebpmac, Inc. Effective November 2, 2000, the Company changed its name from Llebpmac, Inc. to Cach Foods, Inc. The Company has not commenced planned principal operations and is considered a development stage company as defined in SFAS No. 7. The Company plans to be a merchandiser of wholesale snack foods. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

  Organization Costs - Organization costs, which reflect amounts expended to organize the Company, amounted to $530 and were expensed during the period ended December 31, 1998

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial
  Accounting Standards No. 128, "Earnings Per Share".  [See Note 6]

  Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Accounting Estimates - The preparation of Unaudited Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the Unaudited Financial Statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

  Recently Enacted Accounting Standards - Statement of Financial Accounting Standards (SFAS) No. 136, "Transfers of Assets to a not for profit organization or charitable trust that raises or holds contributions for others", SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - deferral of the effective date of FASB Statement No. 133 (an amendment of FASB Statement No. 133)", SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - and Amendment of SFAS No. 133", SFAS No. 139, "Recission of SFAS No. 53 and Amendment to SFAS No. 63, 89 and 21", and SFAS No. 140, "Accounting to Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", were recently issued. SFAS No. 136, 137, 138, 139 and 140 have no current applicability to the Company or their effect on the Unaudited Financial Statements would not have been significant.

NOTE 2 - CAPITAL STOCK

  Preferred Stock - The Company has authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at March 31, 2001.

  Common Stock - On August 31, 1998, in connection with its organization, the Company issued 2,000,000 shares of its previously authorized, but unissued common stock. The shares were issued for cash of $1,000 or $.0005 per share.

                        CACH FOODS, INC.
                  [A Development Stage Company]

             NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 - CAPITAL STOCK [CONTINUED]

  On September 20, 2000, the Company issued 10,000,000 shares of its previously authorized but unissued common stock. The shares were issued for cash of $5,000 or $.0005 per share.

  On October 2, 2000, the Company effected a 2-for-1 common stock split. The financial statements for all periods presented have been restated to reflect the stock split.

NOTE 3 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards.

  The Company has available at March 31, 2001, unused operating loss carryforwards of approximately $6,000 which may be applied against future taxable income and which expire in various years through 2021. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the amount of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax asset is approximately $2,050 as of March 31, 2001, with an offsetting valuation allowance of the same amount resulting in a change in the valuation allowance of approximately $1,700 for the three months ended March 31, 2001.


NOTE 4 - RELATED PARTY TRANSACTIONS

  Management Compensation - As of March 31, 2001, the Company has not paid any compensation to any officer or director of the Company.

  Office Space - The Company has not had a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his offices as a mailing address, as needed, at no expense to the Company.

  Loan Payable - An officer/shareholder of the Company has paid expenses totaling $1,076 on behalf of the Company. At March 31, 2001, the Company owed the shareholder $1,076. No interest is being accrued on the advances.

  Note Payable - An officer/shareholder of the Company advanced
  $2,000 to the Company as a note payable.  The note is due March
  5, 2002 and accrues interest at 10% per annum. At March 31, 2001, accrued interest on the note was $7.

                        CACH FOODS, INC.
                  [A Development Stage Company]

             NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 5 - GOING CONCERN

  The accompanying Unaudited Financial Statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since inception and has not yet been successful in establishing profitable operations. Further, the Company has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The Unaudited Financial Statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 6 - INCOME (LOSS) PER SHARE

  The following data shows the amounts used in computing loss per share:

                                      For the Three     From Inception
                                       Months Ended        on May 4,
                                        March 31,        1998 Through
                                 _________________________  March 31,
                                      2001       2000       2001
                                 ____________ ____________  _________
    Income (loss) from continuing
    operations available to common
    shareholders (numerator)       $ (5,007)  $       5    $  (6,037)
                                 ____________ ____________  _________

    Weighted average number of
    common shares outstanding used
    in income (loss) per share for
    the period (denominator)     12,000,000   2,000,000    3,583,804
                                ____________ ____________  _________

  Dilutive income (loss) per share was not presented, as the Company had no common stock equivalent shares for all periods presented that would affect the computation of diluted income
  (loss) per share.

NOTE 7 - CONTRACTS AND COMMITMENTS

  On October 10, 2000, the Company entered into a licensing agreement with an officer/shareholder of the Company for exclusive rights to use the brand name "Idaho Chips". The agreement is cancelable after April 10, 2003 by either party giving three months written notice to the other. The agreement requires payment of 5% of gross revenues produced from use of the brand name to the officer/shareholder of the Company for 30 months. At that point, if total gross revenues from use of the brand name are at least $500,000, the agreement will be renewed for an additional 12 months. The agreement will then be renewed for 12 month terms for each successive 12 month period of $300,000 in gross revenues from use of the brand name. The agreement is non-assignable and prohibits the Company from selling or transferring more than 50% of the outstanding stock.

                        CACH FOODS, INC.
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS

NOTE 8 - SUBSEQUENT EVENTS

  Stock Issuance - On April 20, 2001, the Company issued 1,000 shares of previously authorized but unissued common stock to two directors for their services, totaling 2,000 new shares issued.

  Stock Split- On April 26, 2001, the Company amended its Articles of Incorporation. The amendment changed the par value of common stock to $.001 per share and the authorized number of shares to 100,000,000. The financial statements for all periods presented have been restated to reflect the amendment.

  Proposed Stock Offering - The Company is proposing to make a public offering of 250,000 shares of its previously authorized but unissued common stock. This offering is proposed to be registered with the Security and Exchange Commission on Form SB-
  2. An offering price of $.50 per share has been arbitrarily determined by the Company. The Company will pay a 15% commission if brokers are used in the offering, otherwise the offering will be managed by the Company, who will receive no sales commissions or other compensation in connection with the offering, except for reimbursement of expenses actually incurred on behalf of the Company in connection with the offering. Offering costs are estimated to be approximately $25,000.

===============================  ===================================
Until _____________, 2001, all
dealers that effect
transactions in these
securities, whether or not               $75,000 Minimum
participating in this offering,
may be required to deliver a             $125,000 Maximum
prospectus.  This is in
addition to the dealers'
obligation to deliver a
prospectus when acting as
underwriters and with respect            Cach Foods, Inc.
to their unsold allotments or
subscriptions.

-------------------------------
                                      150,000 Shares Minimum
TABLE OF CONTENTS                     250,000 Shares Maximum
-------------------------------            Common Stock
                                         $0.001 Par Value
Prospectus Summary              2
Risk Factors                    2
Forward-Looking Statements      6
Dilution and Comparative Data   7
Use of Proceeds                 8
Determination of Offering Price 9
Description of Business         9
Plan of Operation              14           --------------------
Management                     15           P R O S P E C T U S
Compensation                   16           --------------------
Certain Relationships and
Related Transactions           16
Principal Stockholders         17
Description of the Securities  18
Shares Available for Future
Sale                           19
Market for Common Stock        19
Plan of Distribution           20
Legal Matters                  21              _________, 2001
Experts                        21
Additional Information         21
Index to Financial Statements  22

No dealer, salesperson or other
person has been authorized to
give any information or to make
any representations other than
those contained in this
Prospectus and, if given or
made, such information or
representations must not be
relied upon as having been
authorized by the Company. This
Prospectus does not constitute
an offer to sell or a
solicitation of an offer to buy
any of the securities offered
hereby to whom it is unlawful
to make such offer in any
jurisdiction. Neither the
delivery of this Prospectus nor
any sale made hereunder shall,
under any circumstances, create
any implication that
information contained herein is
correct as of any time
subsequent to the date hereof
or that there has been no
change in the affairs of the
Company since such date.
====================================

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our company's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors and officers to the fullest extent permitted by the Nevada Revised Business Corporations Act, except for liability for (i) breach of duty of loyalty, (ii) acts or omissions not in good faith that involve intentional misconduct or knowing violation of law, (iii) for the payment of distributions to stockholders in violation of section 78.300 of the Nevada Revised Statutes, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

     The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Cach Foods. However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of negligence or misconduct of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange               $           37.50
Commission Filing Fee
Printing Fees and Expenses                       500.00
Legal Fees and Expenses                       15,000.00
Accounting Fees and Expenses                   8,000.00
Blue Sky Fees and Expenses                       500.00
Trustee's and Registrar's Fees                   500.00
Miscellaneous                                    462.50
TOTAL                                 $       25,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a detailed list of securities sold within the past three years without registering under the Securities Act. The securities were sold to accredited investors since each recipient was an officer or director at the time of issuance.
The sales were private transactions, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. Each purchaser had a pre-existing relationship with the Company and had access to all material information pertaining to the Company and its financial condition. No broker was involved and no commissions were paid in the transaction.

     In May 1998 and September 2000, we issued a total of 12,000,000 shares of restricted common stock to Cornelius A.
Hofman in exchange for $6,000.

     In April 2001, we issued 1,000 shares of common stock to Kelly O. McBride and 1,000 shares of common stock to Brian Kramer in consideration for services rendered as directors.

ITEM 27. EXHIBITS.

Exhibits.

SEC Ref. No.  Title of Document                        Location

3.1           Articles of Incorporation                   E-1
3.2           Amendment No. 1 to Articles of              E-8
              Incorporation
3.3           Amendment No. 2 to Articles of              E-9
              Incorporation
3.4           By-laws                                     E-11
5.1           Legal Opinion included in Exhibit 23.1      See E-34
10.1          2001 Stock Option Plan                      E-21
10.2          License Agreement Dated October 10, 2000    E-31
10.3          Promissory Note to Mr. Hofman Dated March   E-33
              5, 2001
23.1          Consent of Lehman Walstrand & Associates    E-34
23.2          Consent of Pritchett, Siler & Hardy	    E-35
99.1          Subscription Agreement with Mr. Hofman	    E-36
99.2          Escrow Agreement				    E-42

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling persons of Cach Foods in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to:
  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, Cach Foods, Inc., certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the City of Pocatello, State of Idaho, on May 9, 2001.


                                             Cach Foods, Inc.




Dated:  May 9, 2001                      By: /s/Cornelius A. Hofman
                                             Cornelius A. Hofman
                                             President


Dated:  May 9, 2001                      By: /s/Kelly McBride
                                             Kelly McBride
                                             Secretary & Treasurer

                        POWER OF ATTORNEY

     Know all men by these present, that each person whose signature appears below constitutes and appoints Cornelius A. Hofman and Kelly McBride (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including registration statements filed or amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.



Dated:  May 1, 2001                          /s/Brian Kramer
                                             Brian Kramer
                                             Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.



Dated:  May 9, 2001                          /s/Cornelius A. Hofman
                                             Cornelius A. Hofman
                                             Director



Dated:  May 9, 2001                          /s/Kelly McBride
                                             Kelly McBride
                                             Director